MultiCell Technologies Completes Private Financing Agreement with La Jolla Cove Investors for up to $13 Million to Support Development of Advanced Therapeutics

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SAN DIEGO--(BUSINESS WIRE)--MultiCell Technologies, Inc. (OTCBB:MCET - News), developing first-in-class drugs based on advanced immune system modulation technologies, has completed a financing agreement with La Jolla Cove Investors (LJCI) for up to $13 million for the development of the Company’s lead therapeutics programs targeting multibillion dollar markets.

“We welcome La Jolla Cove Investors to our strategic institutional investor base,” said Dr. Stephen Chang, President and Chief Executive Officer of MultiCell Technologies. “The financing with LJCI will provide us with additional capital over the next several years to help us finance our leading drug development efforts, including MCT-125, our Phase IIb drug for the treatment of chronic fatigue in patients with multiple sclerosis, and MCT-475/MCT-465, our prospective therapies in preclinical development indicated for the treatment of colorectal cancer.”

“We are pleased to have the opportunity to assist MultiCell with its financing needs, and we look forward to a long-term relationship with the Company”, stated Travis Huff, Portfolio Manager at La Jolla Cove Investors.

Under the terms of the proposed financing with LJCI, MultiCell will sell three convertible debentures to LJCI. Two of the convertible debentures carry an annual interest rate of 7.75%, are each in the principal amount of $1,000,000, and expire twelve months after issuance. The shares underlying the 7.75% convertible debentures must be registered with the Securities and Exchange Commission. The third convertible debenture carries an annual interest rate of 4.75%, is in the principal amount of $100,000, and expires February, 2012. The shares which underlie the 4.75% convertible debenture are not required by LJCI to be registered with the Securities and Exchange Commission, and thus, will be subject to Rule 144 in the event of conversion of the debenture by LJCI. MultiCell received $350,000 upon signing of definitive transaction documents with LJCI. The balance of the proceeds, or $1.75 million, will be received by Multicell upon effectiveness of the registration statement and purchase of the second $1 million convertible debenture by LJCI.

In addition to the aforementioned convertible debentures, Multicell granted LJCI a warrant to purchase up to 10 million shares of Rule 144 Common Stock at a strike price of $1.09 per share; said warrant being exercisable over the next 5 years pursuant to a schedule agreed to between the Company and LJCI.

A more detailed description of the transaction with LJCI is set forth in the Company’s current report on Form 8-K filed with the SEC.

MultiCell is an innovator in the science of modulating the human immune system with unique platform technologies focusing on the development of breakthrough drugs to treat serious diseases including multiple sclerosis, type-1 diabetes, influenza, and cancer.

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc. is an integrated biopharmaceutical company committed to the development of therapeutics and patented drug development technology. MultiCell's drug development program is focused on modulation of the immune system.

MultiCell's therapeutic pipeline includes drug candidates some of which are in various advanced stages of human clinical trials. These therapies include:

•	MCT-125 for the treatment of chronic fatigue in MS patients.
•	MCT-175 for the treatment of relapsing-remitting MS.
•	MCT-275 for the treatment of type-1 diabetes.
•	MCT-465 an adjuvant therapy for the treatment of virus infection and cancer.
•	MCT-475 for the treatment of colorectal cancer.

The Company also holds unique cell-based technology for use in drug discovery screening applications, and is a leading producer of the cell lines needed by the biotechnology industry to develop new drugs. For more information about MultiCell Technologies, please visit http://www.multicelltech.com.

About La Jolla Cove Investors

La Jolla Cove Investors is a private investment company that provides financing to small-cap, publicly traded companies. Our mission is to add value by providing not only financial resources and industry knowledge, but hands-on M&A strategy and implementation. Acting as a principal, we maintain successful long term relationships with our portfolio companies. Our expertise lies only partly in creating flexible financial structures. More importantly, our ingenuity and financial resources enable a company to grow—both internally and externally via acquisitions. For more information about La Jolla Cove Investors, please visit http://www.ljcinvestors.com.

Caution Regarding Forward-Looking Statements

Any statements in this press release about MultiCell's expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," "forecast," "could," and "would." Examples of such forward looking statements include statements regarding the timing, design, scope, and anticipated results of our clinical development programs. MultiCell bases these forward-looking statements on current expectations about future events. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to, the risk that we might not achieve our anticipated clinical development milestones, receive regulatory approval, or successfully commercialize our new drug candidates as expected, the market for our products will not grow as expected, and the risk that our products will not achieve expectations. For additional information about risks and uncertainties MultiCell faces, see documents MultiCell files with the SEC, including MultiCell's report on Form 10-KSB for the fiscal year ended November 30, 2005, and all our quarterly and other periodic SEC filings. MultiCell claims the protection of the safe harbor for forward-looking statements under the Act and each assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

Contact:

MultiCell Technologies, Inc.
Dr. Stephen Chang, CEO
(401) 333-0610
MCETInvestor@MultiCelltech.com